Registration No. 333-122667

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIACELL, INC.

(Exact name of issuer as specified in its charter)

Delaware	04-3244816
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

245 First Street

Cambridge, Massachusetts 02142

617-914-3400

(Address of principal executive offices)

Options Issued to Former Employees of Cerebrotec, Inc. and its Subsidiaries

in Connection with the Acquisition of Cerebrotec, Inc.

Amended and Restated 1998 Equity Incentive Plan

(Full title of the plans)

c/o Katherine A. O’Hara

Senior Vice President, General Counsel & Secretary

PerkinElmer, Inc.

940 Winter Street 02451

Waltham, Massachusetts

(Name and address of agent for service)

(781) 663-6900

(Telephone number, including area code, of agent for service)

Copy to:

Hal J. Leibowitz

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

As a result of the merger of Victor Acquisition Corp., a Delaware corporation, with and into ViaCell, Inc. (the “Registrant”), the Registrant became an indirect wholly-owned subsidiary of PerkinElmer, Inc., a Massachusetts corporation. The Amended and Restated 1998 Equity Incentive Plan (the “Plan”) and the options issued to former employees of Cerebrotec, Inc. and its subsidiaries in connection with the acquisition of Cerebrotec, Inc. were terminated. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister the remaining shares of the Registrant’s Common Stock that were available for issuance under the Plan and the options issued to former employees of Cerebrotec, Inc. and its subsidiaries in connection with the acquisition of Cerebrotec, Inc.

Pursuant to the power conferred on the Registrant in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reduce the amount of securities registered, pursuant to its undertaking contained in paragraph (a)(3) of item 9 of the Registration Statement, as initially filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 14th day of November, 2007.

VIACELL, INC.

By:  /s/  John F. Thero

        Name: John F. Thero

        Title: Chief Financial Officer